EXHIBIT 99

FOR RELEASE 4:00 p.m. July 27, 2006

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Senior Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS

SECOND QUARTER NET INCOME INCREASE OF 44% OVER 2005

ROANOKE, VIRGINIA. July 27, 2006 — Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results.

For the three months ended June 30, 2006, Valley Financial reported net income of $1,040,000 compared with $722,000 for the same three months of 2005, a 44% increase. Diluted earnings per share were $0.25 in 2006 compared to $0.17 in 2005, an increase of 47%. Valley Financial’s second quarter net income produced annualized returns on average assets and average shareholders’ equity of 0.80% and 12.77%, respectively, compared to prior year returns of 0.70% and 9.86%.

Total assets increased $114.2 Million, or 27%, over comparative 2005 to $539.3 Million. Total loans, the largest component of the Company’s assets, grew $112.8 Million, or 34% over comparative 2005 to $449.3 Million. Total deposits also experienced strong growth as the balance at June 30, 2006 increased $61.3 Million, or 18%, over comparative 2005 to $394.7 Million. Total shareholders’ equity as of June 30, 2006 was $31.7 Million compared to $29.4 Million at June 30, 2005.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “We are very pleased to report such strong results for the second quarter of 2006 and the continued superior execution of our business strategy is quite evident in these loan and deposit growth rates. While our net interest margin continues to experience compression from the flat yield curve and the intense competition for deposits causing our funding costs to rise faster than asset yields, we continue to enjoy strong demand for our loan and deposit products and services that resulted in a 21% increase in net interest income compared to the second quarter of 2005.”

The net interest margin for the second quarter of 2006 was 3.24%, down 17 basis points compared to the 3.41% for comparative 2005, and down another 2 basis points from the first quarter of 2006.

Gutshall further stated “We introduced a new money market product in the second quarter of 2006 that has an interest rate tied directly to the Wall Street Journal Prime Rate and this product has experienced a strong reception by both individuals and businesses in our market place. As of June 30, 2006, this new product offering had amassed $27.6 Million in deposit balances and represents a deposit category with a cost that is nearly 100 basis points less than current offering rates for certificates of deposit and wholesale funding sources.”

The Company’s credit quality ratios as of June 30, 2006 did show considerable improvement. The non-performing asset ratio declined from 1.69% at March 31, 2006 to 1.46% at June 30, 2006. Gutshall added “We continue to believe that resolutions of several problem credits may occur during the 3rd Quarter of 2006. Although we presently believe any potential loss exposure has been fully reserved and the remaining balance is secured by customer assets pledged as collateral, it is obviously a situation that can change which we are constantly monitoring.”

On a year-to-date basis, Valley Financial reported net income of $1,740,000 compared with $1,392,000 for the same six months of 2005, a 25% increase. Diluted earnings per share were $0.41 in 2006 compared to $0.33 in 2005, an increase of 24%.

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	June 30 2006	December 31 2005	June 30 2005
Total assets	$539,250	$498,949	$425,083
Total loans	449,339	414,377	336,515
Investments	60,689	57,989	60,993
Deposits	394,710	365,316	333,409
Borrowed funds	108,039	99,170	59,854
Stockholders’ equity	31,744	30,715	29,413
Non-performing assets to total assets	1.46%	0.72%	0.57%
Loans past due more than 90 days to total loans	0.26%	0.10%	0.00%
Allowance for loan losses to total loans	1.08%	1.00%	1.10%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$7.99	$7.64	$7.23

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2006	2005	2006	2005
Interest income	$8,436	$5,729	$16,267	$10,773
Interest expense	4,505	2,468	8,539	4,566
Net interest income	3,931	3,261	7,728	6,207
Provision for loan losses	119	401	706	725
Net interest income after provision for loan losses	3,812	2,860	7,022	5,482
Noninterest income	526	440	982	722
Noninterest expense	2,852	2,311	5,573	4,362
Net income before taxes	1,486	989	2,431	1,892
Provision for income taxes	446	267	691	500
Net income	$1,040	$722	$1,740	$1,392
Basic net income per share	$0.25	$0.18	$0.43	$0.34
Diluted net income per share	$0.25	$0.17	$0.41	$0.33
Return on average total assets	0.80%	0.70%	0.68%	0.70%
Return on average total equity	12.77%	9.86%	10.85%	9.64%
Yield on earning assets (TEY)	6.88%	5.93%	6.79%	5.83%
Cost of funds	3.70%	2.59%	3.59%	2.51%
Net interest margin (TEY)	3.24%	3.41%	3.26%	3.40%
Overhead efficiency ratio	62.07%	60.54%	62.08%	60.45%
Net charge-offs/average loans	0.00%	0.00%	0.00%	0.00%